                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

- --------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to [Section]240.14a-11(c) or
    [Section]240.14a-12

                              INSTRON CORPORATION
                (Name of Registrant as Specified In Its Charter)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    4) Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

- --------------------------------------------------------------------------------

                                    [LOGO]

                            NOTICE OF ANNUAL MEETING

                                                           Canton, Massachusetts
                                                           April 15, 1996

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Instron Corporation (the "Corporation") will be held at the Bank of Boston, 150 Royall Street, Canton, Massachusetts on Wednesday, May 15, 1996 at 10:00 a.m. for the following purposes:

          1. To elect a class of Directors (3 persons) to serve until the 1999 Annual Meeting of Stockholders;

          2. To consider and act upon a proposal to approve an amendment to the Corporation's 1992 Stock Incentive Plan (the "1992 Plan") which increases the number of shares of the Corporation's Common Stock that may be issued thereunder from 300,000 to 600,000 shares (the "Plan Amendment").

          3. To consider and act upon two stockholder proposals which are set forth and described in the attached Proxy Statement; and

          4. To consider and act upon any other matters which may properly come before the Annual Meeting and any adjournments or postponements thereof.

     The Board of Directors has fixed March 29, 1996 as the record date for the Annual Meeting. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

                                            By Order of the Board of Directors,


                                            JILL E. PEEBLES, Secretary and Clerk

     REGARDLESS OF HOW MANY SHARES YOU OWN, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                              INSTRON CORPORATION
                               100 ROYALL STREET
                          CANTON, MASSACHUSETTS 02021
                                 (617) 828-2500

                                PROXY STATEMENT

                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON WEDNESDAY, MAY 15, 1996

ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Instron Corporation, a Massachusetts corporation (the "Corporation"), for the Annual Meeting of Stockholders of the Corporation to be held on Wednesday, May 15, 1996 at 10:00 a.m. at the Bank of Boston, 150 Royall Street, Canton, Massachusetts and any adjournments or postponements thereof. At the Annual Meeting, stockholders will consider the matters set forth in the accompanying Notice of Annual Meeting.

RECORD DATE

     This Proxy Statement, the accompanying Notice of Annual Meeting and proxy card are first being sent to stockholders on or about April 15, 1996. The Board of Directors has fixed the close of business on March 29, 1996 as the record date for determining the stockholders entitled to notice of, and to vote at, this meeting and any adjournments or postponements thereof. On that date, there were outstanding 6,395,766 shares of the Corporation's common stock, $1.00 par value (the "Common Stock"), and the stockholders are entitled to one vote for each share held by them.

PROXIES

     THE STOCKHOLDERS OF THE CORPORATION ARE REQUESTED TO SIGN, DATE AND PROMPTLY MAIL THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE.

     Common Stock represented by properly executed proxies received by the Corporation and not revoked will be voted at the Annual Meeting in accordance with the instructions marked thereon. If the proxy card is properly executed and no choice is specified with respect to any matter, the proxy will be voted in accordance with the recommendation of the Board of Directors with respect to such matter. The Board recommends a vote "FOR" the election of the three nominees of the Board of Directors, a vote "FOR" the plan amendment to the Corporation's 1992 Stock Incentive Plan and a vote "AGAINST" each of the stockholder proposals. In addition, the proxy card authorizes the proxy holders to vote, in their discretion, upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The Board is not aware of any other matters which may come before the Annual Meeting other than those described in this Proxy Statement. If any other matters shall properly come before the Annual Meeting or any adjournments or postponements thereof, proxies will be voted in accordance with the best judgment of the proxy holders.

     The presence of a stockholder at the Annual Meeting will not automatically revoke a stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to the voting thereof on any matter by filing with the Clerk of the Corporation a written notice of revocation, or by delivering to the Corporation a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person. The cost of soliciting proxies will be borne by the Corporation. Officers, Directors and other employees of the Corporation (who will not receive additional compensation for doing so) may solicit proxies by mail, telephone, telecopy, telegraph or in person. The Corporation may also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Corporation may reimburse such holders for their reasonable expenses.

                                   PROPOSAL 1

                        ELECTION OF A CLASS OF DIRECTORS

     The Corporation's Board of Directors is divided into three classes, each of which consists of three Directors. One class of Directors is elected each year to serve for a three year term. Class I Directors will be elected at the 1996 Annual Meeting of Stockholders; Class II Directors were elected at the 1994 Annual Meeting of Stockholders; and Class III Directors were elected at the 1995 Annual Meeting of Stockholders. In each case, members of each class will hold office until their successors have been duly elected and qualified.

     The nominees for Class I Directors, Messrs. Burr, Grant and Lacey, are presently serving as Directors of the Corporation. The persons named in the enclosed proxy will vote for the election of each of the nominees for Class I Directors unless the proxy is marked otherwise or unless one or more nominees are unable or unwilling to serve. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by the Board of Directors or the Board of Directors may reduce the number of Directors.

                       INFORMATION REGARDING THE BOARD OF
                       DIRECTORS' NOMINEES AND DIRECTORS

     The following sets forth information, including principal occupation and business experience for the past five years, regarding Messrs. Burr, Grant and Lacey, the Board of Directors' nominees for election as Directors, as well as each Director whose term in not scheduled to expire until the 1997 or 1998 Annual Meeting of Stockholders. Information with respect to the number of shares of Common Stock beneficially owned by each Director, directly or indirectly, as of December 31, 1995, appears under the heading "Security Ownership of Certain Beneficial Owners and Management."

NOMINEES FOR CLASS I DIRECTORS (TERMS EXPIRING AT THE 1999 MEETING)

     GEORGE S. BURR, age 78, has been a Director of the Corporation since 1946. Mr. Burr is retired and currently serves as Vice Chairman of the Board of the Corporation.

     NICHOLAS J. GRANT, age 80, has been a Director of the Corporation since 1971. Dr. Grant is a Senior Lecturer and Professor Emeritus at the Department of Materials Science and Engineering, Massachusetts Institute of Technology. Dr. Grant is also a Director of Capital Growth Management ("CGM") Mutual Fund, CGM Capital Development Fund, CGM Fixed Income Fund, CGM American Tax Free Fund, Memry Metals Inc., National Forge Co. and Kimball Physics.

     JOHN W. LACEY, age 65, has been a Director of the Corporation since 1987. Mr. Lacey is retired from Control Data Corp. where he served as Executive Vice President. Mr. Lacey is also a Director of LSC Corporation.

CLASS II DIRECTORS (TERMS EXPIRE AT THE 1997 ANNUAL MEETING)

     HAROLD HINDMAN, age 78, has been a Director of the Corporation since 1946. Mr. Hindman is retired and currently serves as Chairman of the Board. Prior to April 1990, Mr. Hindman was Chairman of the Board and Chief Executive Officer of the Corporation.

     RICHARD W. YOUNG, age 69, has been a Director of the Corporation since 1983. Dr. Young is retired from Mentor O&O, Inc. (ophthalmic devices) where he served as Chairman and Chief Executive Officer from 1985 to 1990. Dr. Young is also a Director of Mentor Corporation, Bay State Milling Co. and Oceantrawl, Inc.

     SHELDON RUTSTEIN, age 61, has been a Director of the Corporation since 1994. Mr. Rutstein is retired from Raytheon Company where he served as Senior Vice President and Chief Financial Officer. Mr. Rutstein is a consultant to Raytheon Company and is also a Director of Bradlees Inc.

CLASS III DIRECTORS (TERMS EXPIRE AT THE 1998 MEETING)

     JAMES M. MCCONNELL, age 55, has been a Director, as well as President and Chief Executive Officer, of the Corporation since April 1990. He was formerly employed by Automatic Switch Company, a wholly owned subsidiary of Emerson Electric Co., where he served as President and Chief Executive Officer from 1987 through 1990.

     DENNIS J. MOORE, age 57, has been a Director of the Corporation since 1994. Mr. Moore is Chairman and Chief Executive Officer of ESCO Electronics Corporation (diversified producer of defense systems and commercial products). From 1990 to 1992 he was President and Chief Operating Officer of ESCO, and from 1987 to 1990 he was President of Electronics & Space Corp., a wholly owned subsidiary of Emerson Electric Co.

     JOHN F. SMITH, age 61, has been a Director of the Corporation since 1994. Mr. Smith was formerly employed by Digital Equipment Corporation where he served as Senior Vice President and Chief Operating Officer. Mr. Smith is President of Mycos International (construction). He is also a Director of Sequoia Systems, PerSeptive Biosystems and Hadco Corporation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth, as of December 31, 1995, information regarding the ownership of the Corporation's Common Stock by: (i) the stockholders known by the Corporation to be beneficial owners of more than five percent (5%) of the outstanding shares of Common Stock; (ii) each Director and nominee for Director; (iii) each executive officer named in the Summary
Compensation Table below; and (iv) all Directors and executive officers of the
Corporation as a group:

                                                               NUMBER OF SHARES
                                                                 BENEFICIALLY       % OF SHARES
            NAME AND ADDRESS OF BENEFICIAL OWNER                   OWNED(1)         OUTSTANDING
            ------------------------------------               ----------------     -----------
David L. Babson, & Co.(2)...................................        433,900             6.8%
  One Memorial Drive
  Cambridge, MA 02142

Dimensional Fund Advisors, Inc.(3)..........................        390,700             6.2%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

Pioneering Management Corporation(4)........................        406,100             6.4%
  60 State Street
  Boston, MA 02109

George S. Burr(5)...........................................        379,560             6.0%
Nicholas J. Grant...........................................          1,237               +
Harold Hindman(6)...........................................        543,759             8.6%
John W. Lacey(7)............................................          2,000               +
James M. McConnell(8).......................................        268,825             4.2%
Dennis J. Moore.............................................            100               +
Sheldon Rutstein............................................             --              --
John F. Smith...............................................             --              --
Richard W. Young............................................         25,000               +

Joseph E. Amaral(9).........................................         35,946               +
Kenneth L. Andersen(10).....................................         26,197               +
Ian M. MacGregor(11)........................................         30,890               +
Linton A. Moulding(12)......................................         34,755               +

All Directors and executive officers as a group (17
  persons)(13)..............................................      1,599,003            25.2%

- ---------------

  + Less than 1%.

 (1) Unless otherwise indicated, the Corporation believes that each of the stockholders listed above has sole voting and investment power with respect to the shares of Common Stock that are beneficially owned by them.

 (2) The number of shares beneficially owned is based on information as set forth on a Schedule 13G dated February 12, 1996. David L. Babson & Co. is an investment counseling firm managing stock and bond portfolios for a variety of clients, ranging from large personal accounts to Fortune 500 and state government retirement funds.

 (3) The number of shares beneficially owned is based on information set forth on a Schedule 13G dated February 7, 1996. Dimensional Fund Advisors, Inc. ("Dimensional") is a registered investment advisor. All of Dimensional's shares of Common Stock are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust,

     investment vehicles for qualified employee benefit plans, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

 (4) The number of shares beneficially owned is based on information set forth on a Schedule 13G dated January 26, 1996. Pioneering Management Corporation is a registered investment advisor to 24 funds which make up the Pioneer Group of Funds, and all of its shares of Common Stock are held by funds in the Pioneer Group.

 (5) The number shown excludes 51,550 shares which are owned by Mr. Burr's wife, as to which Mr. Burr disclaims beneficial ownership.

 (6) The number shown excludes 60,863 shares which are owned by Mr. Hindman's wife, as to which Mr. Hindman disclaims beneficial ownership.

 (7) Mr. Lacey has sole voting and investment power with respect to 1,000 of these shares. The number shown also includes 1,000 shares held by Mr. Lacey's wife.

 (8) Mr. McConnell has sole voting and investment power with respect to 4,325 of these shares, which includes 3,325 shares allocated to Mr. McConnell's account pursuant to the 401(k) Plan. The number shown also includes 1,000 shares held jointly for the benefit of Mr. McConnell's daughter and 263,500 shares which Mr. McConnell has the right to acquire within 60 days of December 31, 1995 upon the exercise of stock options granted under the Corporation's stock option plans. The number shown excludes 1,000 shares held by Mr. McConnell's wife for the benefit of their daughter under the Uniform Gift to Minors Act.

 (9) Mr. Amaral has sole voting and investment power with respect to 3,142 of these shares, which represents shares allocated to Mr. Amaral's account pursuant to the 401(k) Plan. The number shown also includes 32,804 shares which Mr. Amaral has the right to acquire within 60 days of December 31, 1995 upon the exercise of stock options granted under the Corporation's stock option plans.

(10) Mr. Andersen has sole voting and investment power with respect to 13,572 of these shares, which represents shares allocated to Mr. Andersen's account pursuant to the 401(k) Plan. The number shown also includes 12,625 shares which Mr. Andersen has the right to acquire within 60 days of December 31, 1995 upon the exercise of stock options granted under the Corporation's stock option plans.

(11) Mr. MacGregor has sole voting and investment power with respect to 5,375 of these shares. The number shown also includes 25,515 shares which Mr. MacGregor has the right to acquire within 60 days of December 31, 1995 upon the exercise of stock options granted under the Corporation's stock option plans. The number shown excludes 3,000 shares which are owned by Mr. MacGregor's wife, as to which Mr. MacGregor disclaims beneficial ownership.

(12) Mr. Moulding has sole voting and investment power with respect to 6,958 of these shares, which includes 4,958 shares allocated to Mr. Moulding's account pursuant to the 401(k) Plan. The number shown also includes 27,797 shares which Mr. Moulding has the right to acquire within 60 days of December 31, 1995 upon the exercise of stock options granted under the Corporation's stock option plans.

(13) Based on information provided by the Directors and executive officers of the Corporation, except for information concerning shares allocated to the accounts of such persons under the 401(k) Plan, which information was provided by the Trustee. The indicated ownership includes 430,480 shares which all executive officers as a group have a right to acquire within 60 days of December 31, 1995 upon the exercise of stock options granted under the Corporation's stock option plans.

     During 1995, the Board of Directors of the Corporation held seven meetings and acted by unanimous written consent on one occasion. Each of the Directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of which he is a member. The Board has standing Audit and Compensation Committees and acts as a nominating committee.

     During 1995, the Audit Committee of the Board (the "Audit Committee") held three meetings. The current members of the Audit Committee are Messrs. Rutstein (Chairman), Grant and Smith. The functions of the Audit Committee include making recommendations to the Board regarding the selection of the Corporation's independent accountants, reviewing the scope of the annual audit, reviewing fee arrangements for audit and non-audit services and receiving and reviewing the independent accountants' "management letters" and management's responses thereto. In addition, the Audit Committee approves all significant assignments of audit and other work, including tax engagements, performed by the independent accountants, and reports to the Board on the Committee's activities and recommendations.

     During 1995, the Compensation Committee of the Board (the "Compensation Committee") held one meeting. The current members of the Compensation Committee are Messrs. Young (Chairman), Moore and Lacey. No member has served as an officer of the Corporation or has any other business relationship or affiliation with the Corporation, except his service as Director. The Compensation Committee recommends to the Board the remuneration arrangements for senior management and Directors and the adoption of compensation plans in which officers and other employees are eligible to participate. The Compensation Committee also selects the recipients and terms of the stock options granted under the Corporation's stock option and stock incentive plans.

     The Corporation does not maintain a standing nominating committee. The Board selects nominees for election or re-election as Directors and officers. The Board will consider a nominee for election to the Board recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Corporation's By-Laws. The Corporation's By-Laws provide that, in order to be considered at an Annual Meeting, any nomination for a candidate for election as Director must be delivered to, or mailed and received by, the Corporation not less than 75 days nor more than 120 days prior to the date of the scheduled annual meeting; provided, however, that in the event that less than 90 days notice or prior public disclosure of the scheduled date of the annual meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the 15th day following the day on which such notice of the scheduled date of the meeting was mailed or such disclosure was made, whichever first occurs. To make such a recommendation or nomination, a stockholder should send the nominee's name and appropriate supporting information (as set forth in the Corporation's By-Laws) to the Corporation at its principal executive offices, 100 Royall Street, Canton, Massachusetts 02021.

     Directors who are not employees of the Corporation earn a director's fee of $20,000 per year plus $500 for attendance at each meeting of the Board or any committee thereof. The Chairman of the Board receives a fee of $38,000 per year. The Chairman of the Board and the Chairman of each Committee also receive $1,000 for attendance at each meeting that they chair.

     The Corporation entered into a consulting agreement with Mr. Hindman effective January 1, 1994, pursuant to which Mr. Hindman agreed to provide consulting services to the Corporation for a period commencing January 1, 1994 and ending June 30, 1999. As compensation for such services, Mr. Hindman is entitled to receive an annual consulting fee of $80,000. The agreement can be terminated by Mr. Hindman upon 30 days prior written notice to the Corporation.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

  Compensation Philosophy

     The Compensation Committee establishes base salaries for executive officers and selects the recipients and terms of the stock options granted under the Corporation's stock option and stock incentive plans. In determining the appropriate levels of compensation, the committee takes into consideration the recommendations of appropriate officials of the Corporation and independent professional compensation consultants.

     The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, integrate management's pay with the achievement of the Corporation's annual and long-term performance goals, reward above average corporate performance, recognize individual initiative and achievement, and assist the Corporation in attracting and retaining qualified management.

     The Compensation Committee endorses the position that the executive officers should share in the risk of the business and, accordingly, a significant portion of each executive's compensation is at risk subject to individual and corporate performance and stock price appreciation. Executive officers' annual cash compensation is targeted at industry competitive levels of which approximately 65-80% is provided for in base salary with the remaining 20-35% provided for under the Corporation's Incentive Compensation Program, dependent upon the Corporation's performance and the accomplishment of personal objectives approved by the Compensation Committee.

  Executive Compensation

     Annual compensation for the Corporation's executives consists of three principal elements: base salary, performance compensation and stock options.

     Base Salaries

     Base salaries for executive officers are targeted to equal 65-80% of total annual cash compensation and are determined by evaluating the responsibilities of the position held and the experience of the individual referenced to compensation surveys for executives at similar companies based on a variety of factors, including financial criteria and industrial classification.

     Annual salary adjustments are determined by evaluating the competitive marketplace, the performance of the Corporation, the performance of the executive and any change in responsibilities assumed by the executive. Salary adjustments are normally determined and made on an annual basis.

     Performance Compensation

     The Corporation's Incentive Compensation Program is intended to focus attention on annual performance goals which are tied directly to financial performance targets approved by the Board of Directors. The plan targets approximately 20-35% of the executive officer's annual cash compensation to be paid under this program. In the event the individual and the Corporation's goals are not reached, compensation is reduced accordingly; likewise, to the extent that individual and Corporation performance exceeds the plan, additional compensation is paid up to a predetermined maximum. Payments under this plan are determined and paid annually after the close of each fiscal year.

     Stock Options

     The Corporation's stock option program is designed to reward long-term business success and develop a parallel interest between key employees and stockholders. The number of stock options awarded is generally intended to reflect the executive's current and anticipated contributions to the Corporation. The exercise price of options granted by the Corporation during 1995 were at the fair market value at the time of grant and no options granted by the Corporation during 1995 were immediately exercisable at the time of grant but rather were subject to a vesting schedule. Stock option information with respect to executive officers is reflected in the tables included in this Proxy Statement.

     President and Chief Executive Officer 1995 Compensation

     In determining Mr. McConnell's base salary, performance compensation and stock option grants for 1995, the Compensation Committee considered both the Corporation's overall performance and Mr. McConnell's individual performance by the same measures described above for determining executive officer compensation. Accordingly, Mr. McConnell's 1995 total annual compensation was $330,846 as compared to $409,800 and $257,927 for 1994 and 1993, respectively.

     In addition, the Compensation Committee recommended and the Board endorsed the granting to Mr. McConnell options to purchase 50,000 shares of the Corporation's Common Stock. The Compensation Committee considered the number of options held by Mr. McConnell at the time of grant and determined that this granting is consistent with the Corporation's emphasis on long-term performance in that it ensures that Mr. McConnell's compensation is substantially dependent on long-term stock performance.

     Section 162(m) of the Internal Revenue Code

     The SEC requires that this report comment upon the Corporation's policy with respect to Section 162(m) of the Internal Revenue Code of 1986, as amended. This section generally limits the deductibility on the Corporation's tax return of compensation over $1 million to any of the named executive officers of the Corporation unless the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Corporation's stockholders. The Committee's policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted and appropriate while simultaneously providing executives with appropriate rewards for their performance.

     This report was prepared by the Compensation Committee:

        Dr. Richard W. Young, Chairman
        John W. Lacey
        Dennis J. Moore

SUMMARY COMPENSATION TABLE


     The following table sets forth compensation awarded to, earned by or paid to the Chief Executive Officer of the Corporation and the four other most highly compensated executive officers of the Corporation during each of the three years ended December 31, 1995, 1994 and 1993, for services rendered in all capacities to the Corporation and its subsidiaries during such period. The Corporation has not granted stock appreciation rights to any of its executive officers for such periods. Information is furnished for each fiscal year during which such persons were executive officers.

                                               ANNUAL COMPENSATION              LONG TERM
                                         -------------------------------       COMPENSATION
                                                               OTHER              AWARDS
                                                               ANNUAL     ---------------------   ALL OTHER
                                                            COMPENSATION  SECURITIES UNDERLYING  COMPENSATION
NAME AND PRINCIPAL POSITIONS       YEAR  SALARY($) BONUS($)     (1)            OPTIONS(#)           ($)(2)
- ----------------------------       ----  -------   -------  ------------  ---------------------  ------------
James M. McConnell................ 1995  258,846    72,000       --              50,000              4,500
  President and Chief              1994  245,000   164,800       --                  --              4,500
  Executive Officer                1993  239,077    18,850       --              52,000              4,497

Joseph E. Amaral.................. 1995  130,231    18,525       --              15,000              4,500
  Vice President and               1994  122,423    40,560       --                  --              4,035
  General Manager -- North         1993  108,308    12,090       --              21,000              3,790
  America Operations

Ian M. MacGregor.................. 1995  128,390    13,200       --              15,000                 --
  Vice President and               1994  121,983    32,636       --                  --                 --
  Managing Director of             1993  114,187     7,181       --              19,500                 --
  Instron Limited

Linton A. Moulding................ 1995  123,041    17,205       --              15,000              4,500
  Chief Financial Officer          1994  112,706    36,934       --                  --              3,574
                                   1993   97,307     6,337       --              19,000              3,264

Kenneth L. Andersen............... 1995  120,769    17,050       --              15,000              4,500
  Vice President, Sales --         1994  118,000    30,300       --                  --              3,814
  North America                    1993  143,000     9,150       --              20,500              4,497

 ---------------

(1) Perquisites and other personal benefits paid to each named executive officer in each instance aggregated less than 10% of the total annual salary and performance compensation set forth in the columns entitled "Salary" and "Bonus" for each named executive officer and, accordingly, are omitted from the table as permitted by the rules of the Securities and Exchange Commission.

(2) Amount shown represents matching contributions made under the Corporation's 401(k) Plan.


SEVERANCE AND OTHER AGREEMENTS

     During the past three years, the Corporation entered into Executive Severance Agreements (the "Agreements") with nine of its current executive officers and with six additional key employees. Each Agreement, other than the one for Mr. McConnell, provides that the employee will receive severance benefits if the employment of the employee is terminated by the Corporation (other than for cause or by reason of his death, disability or retirement) or by the employee for Good Reason (as defined in the Agreements) within 24 months after a "Change in Control" (as such term is defined in the Agreements). Mr. McConnell's agreement provides that he will receive severance benefits if his employment is terminated for any reason within 24 months after a Change of Control. The Agreements generally provide for the following severance benefits:
(i) a lump-sum payment equal to 200% of the sum of the employee's annual base salary (150% in the case of Mr. Andersen) and (ii) reimbursement of legal fees and expenses incurred by the employee in seeking to enforce his rights under his Agreement.

     In connection with the resignation of John A. Dotson, former Vice President and General Manager of North America Operations, effective March 31, 1995 the Corporation loaned to Mr. Dotson $200,000 to exercise his vested stock options. The loan bore interest at the prime rate and was secured by the shares of Common Stock issued in connection with Mr. Dotson's exercise. The loan was subsequently paid off on August 17, 1995.

PENSION PLANS


     The following table sets forth a range of estimated annual retirement benefits under the Corporation's U.S. Employees' Pension Plan (the "Pension
Plan") for persons in the compensation and years of service classification specified.

                               PENSION PLAN TABLE

                                                ESTIMATED ANNUAL BENEFIT FOR YEARS OF SERVICE
                                       ----------------------------------------------------------------
                                                                                                 30 OR
 AVERAGE ANNUAL                          10            15            20            25             MORE
COMPENSATION(1)                         YEARS         YEARS         YEARS         YEARS          YEARS
- ----------------                       -------       -------       -------       -------       --------
   $125,000 .........................  $20,833       $31,250       $41,667       $52,083       $ 62,500
    150,000 .........................   25,000        37,500        50,000        62,500         75,000
    175,000 .........................   29,167        43,750        58,333        72,917         87,500
    200,000 .........................   33,333        50,000        66,667        83,333        100,000

- ---------------

(1) Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the compensation taken into account in calculating an employee's retirement benefit. The limit for compensation paid in 1995 was $150,000.


     Covered compensation includes salary and performance compensation. The calculation for retirement benefits under the Pension Plan is based on average annual compensation for the highest five full consecutive twelve month periods out of the last ten full consecutive twelve month periods preceding retirement or termination of employment. As of December 31, 1995, Messrs. Amaral, Andersen, Moulding and McConnell were credited with 18, 13, 11 and 6 years of service, respectively, under the Pension Plan. The estimated annual benefit for years of service in the table above is computed on the basis of payment of a straight life annuity at the normal retirement age of 65. The amounts in the table do not reflect payments from the Corporation's Employees' Profit Sharing Retirement Plan nor the required Pension Plan offsets for social security payments.

     Mr. MacGregor's retirement benefits are provided under a foreign subsidiary's pension plan that bases benefits on years of service and compensation. Mr. MacGregor is credited with 23 years of service under such plan. His projected annual benefit at normal retirement age is L60,492.

STOCK OPTION PLANS


     The following table sets forth stock options granted in 1995 to each of the Corporation's executive officers named in the Summary Compensation Table. The following table also discloses for each executive officer listed the gain or "spread" that would be realized if the options were exercised when the Corporation's stock price had appreciated by the percentage levels indicated from the market price on the date of grant. No stock appreciation rights were granted to the Corporation's executive officers or other employees during 1995.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                                                                   POTENTIAL
                                          INDIVIDUAL GRANTS                        REALIZABLE
                        -----------------------------------------------------   VALUE AT ASSUMED
                         NUMBER OF                                                ANNUAL RATE OF
                         SECURITIES    PERCENT OF                                  STOCK PRICE
                         UNDERLYING   TOTAL OPTIONS                              APPRECIATION FOR
                          OPTIONS      GRANTED TO     EXERCISE OR                OPTION TERMS(3)
                          GRANTED       EMPLOYEES     BASE PRICE   EXPIRATION   ------------------
NAME                      (#)(1)     IN FISCAL YEAR    ($/SH)(2)      DATE       5%($)     10%($)
- ----                     ----------  ---------------  -----------  ----------   --------  --------
James M. McConnell.....   50,000          24.9%        $11.875       3/08/03    $283,489  $679,006
Joseph E. Amaral.......   15,000           7.5          11.875       3/08/03      85,047   203,702
Ian M. MacGregor.......   15,000           7.5          11.875       3/08/02      72,515   168,990
Linton A. Moulding.....   15,000           7.5          11.875       3/08/03      85,047   203,702
Kenneth L. Andersen....   15,000           7.5          11.875       3/08/03      85,047   203,702

- ---------------

(1) All such options are subject to a vesting schedule pursuant to which 25% of such options vest and become exercisable on each of the first four anniversaries of the respective grant date.

(2) The per share exercise price for all such options was equal to the market price of the underlying security as of the date of grant.

(3) Represents amount of hypothetical potential gains from the stock options granted in 1995. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in value of the Corporation's stock price over the life of the stock options.


- ---------------


     The following table sets forth certain information regarding options exercised in 1995 and options held at December 31, 1995 by the Corporation's executive officers named in the Summary Compensation Table.

             AGGREGATE EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                                                                    VALUE OF
                                                                 NUMBER OF SECURITIES              UNEXERCISED
                                                                UNDERLYING UNEXERCISED            IN-THE-MONEY
                                                                   OPTIONS AT FISCAL               OPTIONS AT
                                                                     YEAR END (#)            FISCAL YEAR END ($)(1)
                             SHARES ACQUIRED       VALUE       -------------------------    -------------------------
NAME                         ON EXERCISE(#)     REALIZED($)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
- ----                         ---------------    -----------    -------------------------    -------------------------
James M. McConnell........            --               --           258,500/78,500              $979,625/$153,375
Joseph E. Amaral..........            --               --            30,679/26,375                89,974/  53,312
Ian M. MacGregor..........            --               --            25,515/35,375                39,356/  76,187
Linton A. Moulding........         2,000          $ 5,000            25,672/25,375                76,828/  50,562
Kenneth L. Andersen.......        14,010           12,855            10,500/26,125                28,656/  52,625

- ---------------

(1) Represents the total gain which would be realized if all options, for which the December 31, 1995 stock price of $13.50 was greater than the exercise price, were exercised.


STOCK PERFORMANCE GRAPH


     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock, based on the market price of the Corporation's Common Stock and assuming reinvestment of dividends, with the total return of companies within the Standard & Poor's
500 Stock Index and the Precision Instruments Industry Index prepared by Value
Line, Inc. The calculation of total cumulative return assumes a $100 investment in the Corporation's Common Stock, the S&P 500 Index and the Precision
Instruments Industry Index on December 31, 1990.

                                 [LINE GRAPH]


      Measurement Period         Instron Cor-     Standard &     Precision In-
    (Fiscal Year Covered)          poration       Poor's 500       struments
    ---------------------        ------------     ----------     -------------
            1990                    100.00          100.00          100.00
            1991                    121.22          130.55          125.49
            1992                    124.17          140.72          117.93
            1993                    139.64          154.91          159.39
            1994                    158.60          157.39          170.45
            1995                    173.32          216.42          246.54


                                   PROPOSAL 2

             APPROVAL OF AMENDMENT TO THE 1992 STOCK INCENTIVE PLAN

     On March 6, 1995, the Board of Directors adopted, and has recommended that the Stockholders approve, an amendment (the "Plan Amendment") to the Corporation's 1992 Stock Incentive Plan (the "1992 Plan"). The Plan Amendment provides that the number of shares of Common Stock available for issuance under the 1992 Plan is increased from 300,000 to 600,000 shares.

     The Board believes that the 1992 Plan has been, and continues to be, an important incentive in attracting, maintaining and motivating key management employees of the Corporation and its subsidiaries. The Board believes that the ability to grant additional options will help retain and attract key management employees who are in a position to contribute to the successful conduct of the business and affairs of the Corporation and, in addition, to stimulate in such individuals an increased desire to render greater service to the Corporation and its subsidiaries.

     THE BOARD RECOMMENDS A VOTE "FOR" APPROVAL OF THIS AMENDMENT TO THE 1992 PLAN.

DESCRIPTION OF THE 1992 PLAN, AS AMENDED

     The 1992 Plan is administered by non-employee members of the Compensation Committee (the "Committee"), and permits the granting of a variety of incentive awards based on the Common Stock of the Corporation. The Committee has full power to select, from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms of each award, subject to the provisions of the 1992 Plan. Persons eligible to participate in the 1992 Plan are those full or part-time officers and other key employees of the Corporation and its subsidiaries who are responsible for or contribute to the management, growth or profitability of the Corporation and its subsidiaries. If adopted, the Plan Amendment would increase from 300,000 to 600,000 the number of shares of Common Stock available for issuance under the 1992 Plan (subject to adjustment for stock splits and similar events).

     Awards available under the 1992 Plan include stock options (both "Incentive Options" and "Non-Qualified Options"), stock appreciation rights ("SARs"), grants of restricted stock ("Restricted Stock"), grants of stock conditioned on the attainment of individual or Corporation performance goals ("Performance Shares") and unrestricted grants of stock ("Unrestricted Stock").

          Stock Option Grants The option exercise price of each option granted under the 1992 Plan is determined by the Committee, but in the case of Incentive Options may not be less than 100% of the fair market value of the shares on the date of grant. The term of each option is also fixed by the Committee and may not exceed ten years from the date of grant in the case of an Incentive Option or ten years and one day from the date of grant in the case of a Non-Qualified Option. Options may be exercised by delivering to the Corporation either cash or shares of Common Stock valued at their fair market value on the exercise date.

          Stock Appreciation Rights SARs may be granted independently or in tandem with the grant of an option. SARs entitle the holder, upon exercise, to receive an amount in any combination of cash or shares of Unrestricted Stock or Restricted Stock not greater in value than the increase since the date of grant in the value of the shares covered by such SARs. Each SAR will terminate upon the termination or exercise of an accompanying option.

          Restricted Stock Recipients of Restricted Stock must enter into a Restricted Stock award agreement with the Corporation, setting forth the purchase price, if any, the restrictions to which the shares are subject and the date or dates on which the restrictions will lapse and the shares become vested. The Committee may at any time waive such restrictions or accelerate such dates. Prior to the vesting of Restricted Stock, the participant will have all rights of a stockholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions set forth in the 1992 Plan or in the Restricted Stock award agreement.

          Unrestricted Stock Unrestricted Stock may be issued in recognition of past services or other valid consideration, and may be issued in lieu of cash bonuses to be paid to employees pursuant to other bonus plans of the Corporation.

          Performance Share Awards Recipients of Performance Share awards must enter into agreements setting forth the applicable conditions, as determined by the Committee. Except as otherwise determined by the Committee, rights under a Performance Share award will terminate upon a participant's termination of employment.

     The 1992 Plan provides that in the event of a "Change of Control" (as defined in the 1992 Plan) of the Corporation, all stock options, SARs and Performance Share awards shall automatically become fully exercisable, subject to certain limitations, and restrictions and conditions on awards of Restricted Stock shall automatically be deemed waived.

TAX ASPECTS UNDER THE U.S. INTERNAL REVENUE CODE

     The following is a summary of the principal Federal income tax consequences of option grants under the 1992 Plan. It does not describe all Federal tax consequences under the 1992 Plan, nor does it describe state or local tax consequences.

INCENTIVE OPTIONS

     Under the Code, an employee will not realize taxable income by reason of the grant or the exercise of an Incentive Option. If an employee exercises an Incentive Option and does not dispose of the shares until the later of (a) two years from the date the option was granted or (b) one year from the date the shares were transferred to the employee, the entire gain, if any, realized upon disposition of such shares will be taxable to the employee as long-term capital gain, and the Corporation will not be entitled to any deduction. If an employee disposes of the shares within such one-year or two-year period in a manner so as to violate the holding period requirements (a "disqualifying disposition"), the employee generally will realize ordinary income in the year of disposition and the Corporation will receive a corresponding deduction, in an amount equal to the excess of (1) the lesser of (x) the amount, if any, realized on the disposition and (y) the fair market value of the shares on the date the option was exercised over (2) the option price. Any additional gain realized on the disposition will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss. The employee will be considered to have disposed of his shares if he sells, exchanges, makes a gift of or transfers legal title to the shares (except by pledge or by transfer on death). If the disposition of shares is by gift and violates the holding period requirements, the amount of the employee's ordinary income (and the Corporation's deduction) is equal to the fair market value of the shares on the date of exercise less the option price. If the disposition is by sale or exchange, the employee's tax basis will equal the amount paid for the shares plus any ordinary income realized as a result of the disqualifying distribution. The exercise of an Incentive Option may subject the employee to the alternative minimum tax.

     Special rules apply if an employee surrenders shares of Common Stock in payment of the exercise price of his Incentive Option.

NON-QUALIFIED OPTIONS

     There are no Federal income tax consequences to either the optionee or the Corporation on the grant of a Non-Qualified Option. On the exercise of a Non-Qualified Option, the optionee (except as described below) has taxable ordinary income equal to the excess of the fair market value of the Common Stock received on the exercise date over the option price of the shares. The optionee's tax basis for the shares acquired upon exercise of a Non-Qualified Option is increased by the amount of such taxable income. The Corporation will be entitled to a Federal income tax deduction in an amount equal to such excess, provided the Corporation complies with applicable withholding rules. Upon the sale of the shares acquired by exercise of a Non-Qualified Option, the optionee will realize long-term or short-term capital gain or loss depending upon his or her holding period for such shares.

     Section 83 of the Code and the regulations thereunder provide that the date for recognition of ordinary income (and the Corporation's equivalent deduction) upon exercise of a Non-Qualified Option and for the commencement of the holding period of the shares thereby acquired by a person who is subject to Section 16 of the 1934 Act will be delayed until the date that is the earlier of (i) six months after the date of the exercise and (ii) such time as the shares received upon exercise could be sold at a gain without the person being subject to such potential liability.

     Special rules apply if an optionee surrenders shares of Common Stock in payment of the exercise price of a Non-Qualified Option.

PARACHUTE PAYMENTS

     The exercise of any portion of any option that is accelerated due to the occurrence of a change of control may cause a portion of the payments with respect to such accelerated options to be treated as "parachute payments" as defined in the Code. Any such parachute payments may be non-deductible to the Corporation, in whole or in part, and may subject the recipient to a non-deductible 20% Federal excise tax on all or part of such payment (in addition to other taxes ordinarily payable).

PLAN BENEFITS TABLE


     The following table sets forth certain benefits which may accrue to the named individuals and groups under the 1992 Plan, to the extent determinable, if the Plan Amendment is approved by stockholders. If the proposed Plan Amendment is not approved, the option grants described below will be automatically cancelled.

                  STOCK OPTIONS GRANTED UNDER THE 1992 PLAN(1)

                                                                                  NUMBER OF
    NAME OR GROUP                                                               OPTION SHARES
    -------------                                                               -------------
James M. McConnell...........................................................       50,000
  President and Chief Executive Officer

Joseph E. Amaral.............................................................       15,000
  Vice President and General Manager -- North America Operations

Ian M. MacGregor(2)..........................................................           --
  Vice President and Managing Director of Instron Limited

Linton A. Moulding...........................................................       15,000
  Chief Financial Officer

Kenneth L. Andersen..........................................................       15,000
  Vice President, Sales -- North America

All executive officers as a group............................................      155,000

All employees, excluding executive officers, as a group(3)...................       18,250

- ---------------

(1) These options represent incentive or non-qualified stock options granted under the 1992 Plan on March 6, 1996, subject to stockholder approval of the proposed Plan Amendment, at an exercise price of $13.50 per share (the market price of the underlying security on the date of grant). Such options vest ratably over a four year period.

(2) Mr. MacGregor was granted 15,000 stock options under the Corporation's 1979 Non-Qualified Stock Option and Stock Appreciation Rights Plan on March 6, 1996, at an exercise price of $13.50 per share (the market price of the underlying security on the date of grant). These options vest ratably over a four year period.

(3) In addition to the grant of stock options stated above, other employees, excluding executive officers, as a group were granted 22,500 stock options under the Corporation's 1979 Non-Qualified Stock Option and Stock Appreciation Rights Plan on March 6, 1996, at an exercise price of $13.50 per share (the market price of the underlying security on the date of grant). These options vest ratably over a four year period.



                                   PROPOSAL 3

                    STOCKHOLDER PROPOSAL CONCERNING EMPLOYEE
                           COMPENSATION ARRANGEMENTS

     The following proposal was submitted for consideration at the Annual Meeting by Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, who states that he holds 800 shares of Common Stock of the Corporation. The text of the proposal, the statement submitted by Mr. Steiner in support thereof, the Recommendation of the Board of Directors and the Statement of the Board of Directors in Opposition to the Stockholder Proposal are set forth below.

PROPOSAL

     "RESOLVED, that the shareholders recommend that the board of directors adopt a policy against entering into future agreements with officers and directors of this corporation which provide compensation contingent on a change of control of the corporation, unless such compensation agreements are submitted to a vote of the shareholders and approved by a majority of shares present and voting on the issue."

STATEMENT OF PROPOSING STOCKHOLDER

     Lucrative severance contracts awarded to senior corporate executives which provide compensation contingent on a change of control, usually through a merger or acquisition of the corporation, are known as "golden parachutes". These contracts are awarded without shareholder approval.

     The practice of providing these large cash awards to a small group of senior corporate managers without shareholder approval has been a subject of public outcry. In 1988, the U.S. Senate in emphasizing the potential conflict of interest between management and shareholders created by these agreements voted ninety eight to one to require shareholder approval of golden parachutes.

     Although final action was not taken, it is clear to me that the overwhelming vote in favor of the measure reflects public sentiment against golden parachutes. A shareholder vote would allow the corporation's owners to decide for themselves whether golden parachutes are in their best interests.

     I am a founding member of the Investors Rights Association of America and it is clear to me that requiring a shareholder vote is necessary to address the conflicts of interest between management and shareholders that arise in the awarding of golden parachutes.

                 I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OPPOSES THE FOREGOING PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "AGAINST" THIS PROPOSAL. YOUR EXECUTED PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

     The Corporation's Board of Directors believes that employee compensation arrangements which provide reasonable contingent benefits upon a change in control serve the best interests of stockholders, and are an important and entirely appropriate element of a sound compensation program. Requiring stockholder approval of such agreements gives stockholders no additional benefits and can significantly increase the Corporation's costs and decrease its flexibility.

     The view of the Board is that such severance agreements are intended to minimize a conflict of interest executives might be deemed to have in the event a tender offer or other takeover bid is made for the Corporation. These agreements, by providing financial security for possible job loss following a takeover, help management to stay focused during the takeover process, to assess a takeover bid objectively and to advise the Board whether the bid is in the best interest of the Corporation and its stockholders without fear of personal financial loss. Furthermore, since it can be a long period from the time a change in control is proposed until it is completed, the Corporation could be at a disadvantage if it were to lose key employees during that time. These agreements are an incentive for key managers to protect stockholder interests and to remain with the Corporation during a contest for control and following a takeover.

     The Board also believes that change-in-control agreements are an important and necessary benefit that enables the Corporation to compete for and retain the best management personnel. The Board needs the flexibility to efficiently provide such agreements to executives. This flexibility would be severely hampered by the need to submit such agreements to stockholders for approval. Under the proposal, unless the Corporation were to incur the significant expense of a special meeting of stockholders, such employment agreements could only be entered into once a year after approval at the annual meeting of stockholders or subject to a general pre-approval which might not be sufficient for all needs. Furthermore, termination agreements of this type have no current cost to the Corporation or the stockholders and are similar to other such agreements which exist in many public companies. These agreements will NOT prevent a business combination that would increase stockholder value.

     For all of these reasons, your Board of Directors believes that this proposal is not in the best interest of Instron and its stockholders. Accordingly, the Board of Directors recommends that stockholders vote "AGAINST" the proposal.

                                   PROPOSAL 4
                  STOCKHOLDER PROPOSAL CONCERNING NON-EMPLOYEE
                             DIRECTOR COMPENSATION

     The following proposal was submitted for consideration at the Annual Meeting by Dr. Charles Miller, 23 Park Circle, Great Neck, New York 11023, who states that he holds 300 shares of Common Stock of the Corporation. The text of the proposal, the statement submitted by Dr. Miller in support thereof, the Recommendation of the Board of Directors and the Statement of the Board of Directors in Opposition to the Stockholder Proposal are set forth below.

PROPOSAL

     "RESOLVED that the shareholders recommend that the board of directors take the necessary steps to ensure that from here forward all non-employee directors should receive a minimum of fifty percent of their total compensation in the form of company stock which cannot be sold for three years."

STATEMENT OF PROPOSING STOCKHOLDER

     A significant equity ownership by outside directors is probably the best motivator for facilitating identification with shareholders.

     Traditionally, outside directors, usually selected by management, were routinely compensated with a fixed fee, regardless of corporate performance. In today's competitive global economy, outside directors must exercise a critical oversight of management's performance in furthering corporate profitability. All too often, outside directors oversight has been marked by complacency, cronyism, and inertia.

     Corporate America has too many examples of management squandering company assets on an extended series of strategic errors. Meanwhile, Boards of Directors stood by and passively allowed the ineptitude to continue, well after disaster struck. They fiddled while Rome was burning.

     When compensation is in company stock, there is a greater likelihood that outside directors will be more vigilant in protecting their own, as well as corporate, and shareholder interests.

     What is being recommended in this proposal is neither novel nor untried. A number of corporations have already established versions of such practices, namely, Scott Paper, The Travelers, and Hartford Steam Boiler.

     Robert B. Stobough, Professor of Business Administration at the Harvard Business School, did a series of studies comparing highly successful to poorly performing companies. He found that outside directors in the better performing companies had significantly larger holdings of company stock than outside directors in the mediocre performing companies.

     It can be argued that awarding stock options to outside directors accomplishes the same purpose of insuring director's allegiance to a company's profitability, as paying them exclusively in stock. However, it is our contention that stock options are rewarding on the upside, but offer no penalties on the downside, where shareholders bear the full downside risks. There are few strategies that are more likely to cement outside directors with shareholder interests and company profitability than one which results in their sharing the same bottom line.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OPPOSES THE FOREGOING PROPOSAL AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" THIS PROPOSAL. YOUR EXECUTED PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

     Instron believes it is in the best interest of the Corporation and its stockholders to attract and retain exceptional individuals to serve as non-employee Directors on the Board of Directors. To successfully do this, Instron must provide fair and competitive compensation to its non-employee Directors. Instron believes that the non-employee Directors' current compensation package is competitive with industry standards, allowing Instron to attract highly qualified individuals to serve on the Board. The Corporation's current Directors include individuals who are leaders in a wide range of business fields. The experience and varied perspectives they bring to the Board's deliberations are critical in making informed, reasoned policy decisions on the diverse and complex issues with which the Board must deal. In order for the Corporation to continue to attract and retain such outstanding individuals to serve on the Board, the Corporation must be able to provide fair, competitive and unrestricted compensation to its Directors.

     In summary, your Board believes that the non-employee Directors' current compensation package is competitive with industry standards and that the implementation of this proposal could significantly impair its ability to attract and retain qualified candidates to serve as Directors. Accordingly, the Board of Directors recommends that stockholders vote "AGAINST" the proposal.

                                 OTHER MATTERS

QUORUM; STOCKHOLDER VOTE REQUIRED

     The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. In accordance with SEC rules, a box and a designated space are provided on the enclosed proxy card for stockholders to mark if they wish to "withhold authority" to vote for any of the Corporation's nominees for Directors. In accordance with the Corporation's By-Laws and applicable state law, votes withheld for Directors' nominees, abstentions and "broker non-votes" (that is, shares represented at the meeting which are held by a broker or nominee and as to which (i) instructions have not been received from the beneficial owner or the person entitled to vote and (ii) the broker or nominee does not have discretionary voting power) shall be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. The Corporation's By-Laws provide that the election of Directors shall be determined by a plurality of votes cast by stockholders, and thus shares represented by a proxy that withholds authority to vote for a particular nominee or nominees will have no effect on the outcome of voting for the election of Directors. In addition, with respect to each of the stockholder proposals, the affirmative vote of a majority of the shares voting on such matter is required for adoption of the stockholder proposal and thus abstentions and broker non-votes will have no effect on the outcome of voting on such proposal.

     The affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote at the Annual Meeting is required to approve the Plan Amendment. Abstentions will be included in determining the number of shares of Common Stock present, or represented, and entitled to vote for purposes of approval of the Plan Amendment, and will therefore have the effect of votes "against" the proposal. Broker non-votes will not be counted in determining the number of shares of Common Stock present, or represented, and entitled to approve the Plan Amendment, and will therefore have no effect on the outcome of voting on such proposal.

INDEPENDENT ACCOUNTANTS

     A representative of Coopers & Lybrand L.L.P., who have been the independent accountants for the Corporation since August 1992, and who have been appointed by the Board to serve in that capacity for 1996, is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if he or she so desires. The representative of Coopers & Lybrand L.L.P. will also be available to respond to appropriate questions.

PROPOSALS BY STOCKHOLDERS

     For a stockholder proposal to be included in the Corporation's Proxy Statement for the Corporation's 1997 Annual Meeting, it must be received at the principal executive offices of the Corporation on or before December 17, 1996. Such a proposal must comply with the requirements as to form and substance established by the SEC in order to be included in the Corporation's Proxy Statement.

     In addition, the Corporation's By-Laws provide that any stockholder of record wishing to have a stockholder proposal considered at an Annual Meeting, other than a stockholder proposal included in the Corporation's Proxy Statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-Laws, to the Corporation at its principal executive offices not less than 75 days nor more than 120 days prior to the date of the scheduled annual meeting; provided, however, that in the event that less than 90 days notice or prior public disclosure of the scheduled date of the meeting is given or made to stockholders, notice by the stockholder must be received no later than the close of business on the 15th day following the day on which such notice of the scheduled date of the meeting was mailed or such disclosure was made, whichever first occurs.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     The Corporation's executive officers and Directors and beneficial owners of more than 10% of its Common Stock are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership with the SEC. Copies of those reports must also be furnished to the Corporation. Based solely on a review of the copies of reports furnished to the Corporation and written representations that no other reports were required, the Corporation believes that during its 1995 fiscal year no person who was a Director, executive officer or greater than 10% beneficial owner of the Corporation's Common Stock failed to file on a timely basis all reports required by Section 16(a) except as follows: Ian M. MacGregor, Vice President and Managing Director of Instron Limited, inadvertently failed to file Statements of Changes in Beneficial Ownership on Form 4 to show the sale of shares of Common Stock in May of 1995.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. YOU ARE URGED TO SIGN, DATE AND PROMPTLY MAIL THE PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                                                     APPENDIX
                                                                     --------


                              INSTRON CORPORATION
                 AMENDED AND RESTATED 1992 STOCK INCENTIVE PLAN


SECTION 1.  General Purpose of the Plan; Definitions.

         The name of the plan is the Instron Corporation 1992 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to encourage and enable the personnel of Instron Corporation (the "Company") and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company's welfare will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

         The following terms shall be defined as set forth below:

                 "Act" means the Securities Exchange Act of 1934, as amended.

                 "Award" or "Awards", except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Unrestricted Stock Awards and Performance Share Awards.

                 "Award Agreement" means the agreement executed and delivered to the Company by the recipient of an Award.

                 "Board" means the Board of Directors of the Company.

                 "Cause" means and shall be limited to a determination of the Board that the optionee should be dismissed as a result of (i) serious and willful misconduct that is injurious to the Company, including dishonest or fraudulent activity; (ii) the optionee's conviction of (whether or not such conviction is subject to appeal), or entry of a plea of guilty or nolo contendere to, any crime or offense involving fraud, personal dishonesty or moral turpitude or which constitutes a felony in the jurisdiction involved; or (iii) the optionee's continuing repeated willful failure or refusal to perform such optionee's duties to the Company.

                 "Code" means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

                 "Committee" means the 1992 Stock Incentive Plan Committee referred to in Section 2.

                 "Disability" means disability as set forth in Section 22(e)(3) of the Code.

                 "Disinterested Person" shall have the meaning set forth in Rule 16b-3(c)(2)(i) promulgated under the Act, or any successor definition under the Act.

                 "Effective Date" is defined in Section 17.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the related rules, regulations and interpretations.

                 "Fair Market Value" on any given date means the last sale price at which Stock is traded on such date or, if no Stock is traded on such date, the most recent date on which Stock was traded, as reflected in the American Stock Exchange; except that the Committee may prescribe another measure of value for the exercise of Stock Appreciation Rights as provided in Section 7(e).

                 "Incentive Stock Option" means any Stock Option designated and qualified as an "incentive stock option" as defined in Section 422 of the Code.

                 "Non-Employee Director" means a member of the Board who is not also an employee of the Company or any Subsidiary.

                 "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

                 "Normal Retirement" means retirement from active employment with the Company and its Subsidiaries in accordance with the retirement policies of the Company and its Subsidiaries then in effect.

                 "Option" or "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 6.

                 "Performance Share Award" is defined in Section 10(a).

                 "Restricted Stock Award" is defined in Section 8(a).

                 "Stock" means the Common Stock, $1.00 par value, of the Company, subject to adjustments pursuant to Section 3.

                 "Stock Appreciation Right" means a right described in Section 7(a).

                 "Subsidiary" means any corporation or other entity (other than the Company) in any unbroken chain of corporations or other entities, beginning with the Company if each of the corporations or entities (other than the last corporation or entity in the unbroken chain) owns stock or other interests possessing 50% or more of the total combined voting power of all classes of stock or other interests in one of the other corporations or entities in the chain.

                 "Unrestricted Stock Award" is defined in Section 9.

SECTION 2. Administration of Plan; Committee Authority to Select Participants and Determine Awards, Etc.

         (a) Committee. The Plan shall be administered by all of the Non-Employee Director members of the Compensation Committee of the Board, or any other committee of not less than three Non-Employee Directors performing similar functions, as appointed from time to time by the Board. Each such administrator shall be a Disinterested Person.

         (b) Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

                 (i) to select the officers and other key employees of the Company and its Subsidiaries to whom Awards may from time to time be granted;

                 (ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock, Unrestricted Stock and Performance Shares, or any combination of the foregoing, granted to any one or more participants;

                 (iii) to determine the number of shares to be covered by any Award;

                 (iv) to determine and modify the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and participants, and to approve the form of Award Agreements;

                 (v) to determine whether, to what extent, and under what circumstances Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the participant and whether and to what extent the Company shall pay or credit amounts equal to interest (at rates determined by the Committee) or dividends or deemed dividends on such deferrals; and

                 (vi) to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related Award Agreements); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

         All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan participants.

SECTION 3.       Shares Issuable under the Plan; Mergers; Substitution.

         (a) Shares Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 600,000. For purposes of this limitation, the shares of stock underlying any Awards which are forfeited, cancelled, reacquired by the Company, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan so long as the Plan participants to whom such Awards had been previously granted received no benefits of ownership of the underlying shares of Stock to which the Award related. Subject to such overall limitation, shares may be issued up to such maximum number pursuant to any type or types of Award, including Incentive Stock Options. Shares issued under the Plan may be authorized but unissued shares or shares reacquired by the Company. Upon the exercise of a Stock Appreciation Right settled in stock, the right to purchase an equal number of shares of Common Stock covered by a related Stock Option, if any, shall be deemed to have been surrendered and will no longer be exercisable, and said number of shares shall no longer be available under the Plan.

         (b) Stock Dividends, Mergers, etc. In the event of a stock dividend, stock split or similar change in capitalization affecting the Stock, the Committee shall make appropriate adjustments in (i) the number and kind of shares of stock or securities on which Awards may thereafter be granted, (ii) the number and kind of shares remaining subject to outstanding Awards, and
(iii) the option or purchase price in respect of such shares. In the event of any merger, consolidation, dissolution or liquidation of the Company, the Committee in its sole discretion may, as to any outstanding Awards, make such substitution or adjustment in the aggregate number of shares reserved for issuance under the Plan and in the number and purchase price (if any) of shares subject to such Awards as it may determine and as may be permitted by the terms of such transaction, or accelerate, amend or terminate such Awards upon such terms and conditions as it shall provide (which, in the case of the termination of the vested portion of any Award, shall require payment or other consideration which the Committee deems equitable in the circumstances), subject, however, to the provisions of Section 15.

         (c) Substitute Awards. The Company may grant Awards under the Plan in substitution for stock and stock based awards held by employees of another corporation who concurrently become employees of the Company or a Subsidiary as the result of a merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances. The shares which may be delivered under such substitute awards shall be in addition to the maximum number of shares provided for in
Section 3(a) only to the extent that the substitute Awards are both (i) granted to persons whose relationship to the Company does not make (and is not expected to make) them subject to Section 16(b) of the Act; and (ii) granted in substitution for awards issued under a plan approved, to the extent then required under Rule 16b-3 (or any successor rule under the Act) by the stockholders of the entity which issued such predecessor awards.

SECTION 4.  Eligibility.

         Participants in the Plan will be such full or part time officers and other key employees of the Company and its Subsidiaries who are responsible for or contribute to the management, growth or profitability of the Company and its Subsidiaries and who are selected from time to time by the Committee, in its sole discretion.

SECTION 5.  Limitations on Terms and Dates of Awards.

         (a) Duration of Awards. Except as otherwise set forth herein, no restrictions or limitations on Awards shall extend beyond 10 years (or 10 years and one day in the case of Non-Qualified Stock Options) from the grant date, provided that deferrals elected by participants of the receipt of Stock or other benefits under the Plan may extend beyond such date.

         (b) Latest Grant Date. No Incentive Stock Option shall be granted under the Plan after February 25, 2002.

SECTION 6.  Stock Options.

         Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

         Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. To the extent that any option does not qualify as an Incentive Stock Option, it shall constitute a Non-Qualified Stock Option.

         (a) Stock Options Granted to Employees. The Committee in its discretion may grant Stock Options to employees of the Company or any Subsidiary. Stock Options granted to employees pursuant to this Section 6(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

                 (i) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be, in the case of Incentive Stock Options, not less than 100% of Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation and an Incentive Stock Option is granted to such employee, the option price shall be not less than 110% of Fair Market Value on the grant date.

                 (ii) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten years after the date the option is granted and no Non-Qualified Stock Option shall be exercisable more than ten years and one day after the date the option is granted. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five years from the date of grant.

                 (iii) Exercisability; Rights of a Shareholder. Stock Options shall become vested and exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date; provided, however, that no Stock Option shall first be exercisable until at least six months after the date of grant. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

                 (iv) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods:

                          (1) In cash, by certified or bank check or other instrument acceptable to the Committee;

                          (2) In the form of shares of Stock that the optionee has beneficially owned for more than six months and that are not then subject to restrictions under any Company plan, if permitted by the Committee, in its discretion, at

                 (or, in the case of Non-Qualified Stock Options, after) the time of the grant. Such surrendered shares shall be valued at Fair Market Value on the exercise date; or

                          (3) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price; provided that in the event the optionee chooses to pay the option purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection.

The delivery of certificates representing shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the Optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Stock Option or applicable provisions of laws.

                 (v) Non-transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.

                 (vi) Termination by Death. If any optionee's employment by the Company and its Subsidiaries terminates by reason of death, the Stock Option may thereafter be exercised, to the extent exercisable at the date of death, by the legal representative or legatee of the optionee, for a period of one year (or such shorter period as the Committee shall specify at the time of grant or such longer period as the Committee shall specify at any time) from the date of death, or until the expiration of the stated term of the Option, if earlier.

                 (vii)    Termination by Reason of Disability or Normal
         Retirement.

                          (1) Any Stock Option held by an optionee whose employment by the Company and its Subsidiaries has terminated by reason of Disability may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of one year (or such shorter period as the Committee shall specify at the time of grant or such longer period as the Committee shall specify at any time) from the date of such termination of employment, or until the expiration of the stated term of the Option, if earlier.

                          (2)(A) Any Non-Qualified Stock Option held by an optionee whose employment by the Company and its Subsidiaries has terminated by reason of Normal Retirement may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of one year (or such shorter period as the Committee shall specify at the time of grant or such longer period as the Committee shall specify at any time) from the date of such termination of employment, or until the expiration of the stated term of the Option, if earlier.

                          (B) Any Incentive Stock Option held by an optionee whose employment by the Company and its Subsidiaries has terminated by reason of Normal Retirement may thereafter be exercised, to the extent it was exercisable at the time of such termination, for a period of three months (or such shorter period as the Committee shall specify at the time of grant or such longer period as the Committee shall specify at any time) from the date of such termination of employment, or until the expiration of the stated term of the Option, if earlier.

                          (3) In the event of termination of employment by reason of Disability or Normal Retirement, the Committee shall have sole authority and discretion to determine whether a participant's employment has been terminated for such reason.

                          (4) Except as otherwise provided by the Committee at the time of grant, the death of an optionee during a period provided in this Section 6(a)(vii) for the exercise of a Non-Qualified Stock Option (or during the final year of such period if longer than one year), shall extend such period for one year following death, subject to termination on the expiration of the stated term of the Option, if earlier.

                 (viii) Termination for Cause. If any optionee's employment by the Company and its Subsidiaries has been terminated for Cause, any Stock Option held by such optionee shall immediately terminate and be of no further force and effect; provided, however, that the Committee may, in its sole discretion, provide that such stock option can be exercised for a period of up to three months from the date of termination of employment or until the expiration of the stated term of the Option, if earlier.

                 (ix) Other Termination. Unless otherwise determined by the Committee, if an optionee's employment by the Company and its Subsidiaries terminates for any reason other than death, Disability, Normal Retirement or for Cause, any Stock Option held by such optionee may thereafter be exercised, to the extent it was exercisable on the date of termination of employment, for a period of three months (or such shorter period as the Committee shall specify at the time of grant or such longer period as the

         Committee shall specify at any time) from the date of termination of employment or until the expiration of the stated term of the Option, if earlier.

                 (x) Annual Limit on Incentive Stock Options. To the extent required for "incentive stock option" treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its Subsidiaries become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000.

                 (xi) Form of Settlement. Shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as otherwise provided in this Plan. The Committee may provide at time of grant that the shares to be issued upon the exercise of a Stock Option shall be in the form of Restricted Stock, or may reserve the right to so provide after the time of grant.

         (b) Reload Options. At the discretion of the Committee, Options granted under this Section 6(a) may include a so- called "reload" feature pursuant to which an optionee exercising an option by the delivery of a number of shares of Stock in accordance with Section 6(a)(iv)(2) hereof would automatically be granted an additional Option (with an exercise price equal to the Fair Market Value of the Stock on the date the additional Option is granted and with the same expiration date as the original Option being exercised, and with such other terms as the Committee may provide) to purchase that number of shares of Stock equal to the number delivered to exercise the original Option.

SECTION 7.       Stock Appreciation Rights; Discretionary Payments.

         (a) Nature of Stock Appreciation Right. A Stock Appreciation Right is an Award entitling the recipient to receive an amount in cash or shares of Stock (or in a form of payment permitted under Section 7(e) below) or a combination thereof having a value equal to (or if the Committee shall so determine at time of grant, less than) the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price per share set by the Committee at the time of grant (or over the option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares with respect to which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

         (b) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted to any employees of the Company or any Subsidiary by the Committee in tandem with, or independently of, any Stock Option granted pursuant to Section 6(a) of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Right may be granted either at or after the time of the grant of such Option.
In
the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Right may be granted only at the time of the grant of the Option.

         A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, at the Committee's discretion, a Stock Appreciation Right granted with respect to less than the full number of shares covered by a related Stock Option shall only so terminate if and to the extent that the number of shares covered by the exercise or termination of the related Stock Option exceeds the number of shares not covered by such Stock Appreciation Right.

         (c) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Committee, subject to the following:

                 (i) Stock Appreciation Rights granted in tandem with Stock Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable.

                 (ii) Upon exercise of a Stock Appreciation Right, the applicable portion of any related Stock Option shall be surrendered.

                 (iii) Stock Appreciation Rights granted in tandem with a Stock Option shall be transferable only when and to the extent that the underlying Stock Option would be transferable. Stock Appreciation Rights not granted in tandem with a Stock Option shall not be transferable otherwise than by will or the laws of descent or distribution. All Stock Appreciation Rights shall be exercisable during the participant's lifetime only by the participant or the participant's legal representative.

                 (iv) No Stock Appreciation Right may be exercised for a period of six months after the date of grant.

         (d) Settlement in the Form of Restricted Shares. Shares of Stock issued upon exercise of a Stock Appreciation Right shall be free of all restrictions under the Plan, except as otherwise provided in this Plan. The Committee may provide at the time of grant in the case of a Stock Appreciation Right that such shares shall be in the form of shares of Restricted Stock. Any such shares shall be valued at Fair Market Value on the date of exercise of the Stock Appreciation Right.

         (e) Rules Relating to Exercise. In the case of a participant subject to the restrictions of Section 16(b) of the Act, no Stock Appreciation Right (as referred to in Rule 16b-3(e) or any successor rule under the Act) shall be exercised except in compliance with any applicable requirements of Rule 16b-3 or any successor rule. If a full or partial settlement in cash would result, (i) such a participant may not exercise a Stock Appreciation Right or any related Stock Option during the first six months of the term of the Stock Appreciation Right or Stock Option to be exercised; and (ii) such a participant may exercise a Stock Appreciation Right only either: (A) during the period beginning on the third business day following the date of release of quarterly or annual summary statements of sales and earnings of the Company and ending on the twelfth business day following such date, unless a different period is specified by Rule 16b-3(e) or any successor rule under the Act; (B) pursuant to an irrevocable election to exercise made at least six months in advance of the effective date of the election; or (C) pursuant to an election to exercise incident to death, Normal Retirement, Disability or termination of employment. In the event of an exercise of a Stock Appreciation Right during the exercise period prescribed by Rule 16b-3(e) or any successor rule, the Committee may prescribe by rule of general application, such measure of Fair Market Value as it may determine but not in excess of the highest per share closing sale price of the Common Stock reported on the American Stock Exchange during such period and, where a Stock Appreciation Right relates to an Incentive Stock Option, not in excess of an amount consistent with the qualification of such Stock Option as an "incentive stock option" under
Section 422 of the Code.

SECTION 8.       Restricted Stock Awards.

         (a) Nature of Restricted Stock Award. The Committee may grant Restricted Stock Awards to any employees of the Company or any Subsidiary. A Restricted Stock Award is an Award entitling the recipient to acquire, at no cost or for a purchase price determined by the Committee, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant ("Restricted Stock"). A Restricted Stock Award may be granted to an employee by the Committee in lieu of a cash bonus due to such employee pursuant to any other plan of the Company.

         (b) Award Agreement. A participant who is granted a Restricted Stock Award shall have no rights with respect to such Award unless the participant shall have accepted the Award within 60 days (or such shorter date as the Committee may specify) following the award date by making payment to the Company by certified or bank check or other instrument or form of payment acceptable to the Committee in an amount equal to the specified purchase price, if any, of the shares covered by the Award and by executing and delivering to the Company a Restricted Stock Award Agreement in such form as the Committee shall determine.

         (c) Rights as a Shareholder. Upon complying with Section 8(b) above, a participant shall have all the rights of a shareholder with respect to the Restricted Stock including voting and dividend rights, subject to non-transferability restrictions and Company repurchase or forfeiture rights described in this Section 8 and subject to such other conditions contained in the Award Agreement. Unless the Committee shall otherwise determine, certificates evidencing shares of Restricted Stock shall remain in the possession of the Company until such shares are vested as provided in Section 8(e) below.

         (d) Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein. In the event of termination of employment by the Company and its Subsidiaries for any reason (including death, Disability, Normal Retirement and for Cause), the Company shall have the right, at the discretion of the Committee, to repurchase shares of Restricted Stock at their purchase price, or to require forfeiture of such shares to the Company if acquired at no cost, from the participant or the participant's legal representative. The Company must exercise such right of repurchase or forfeiture not later than the 60th day following such termination of employment (unless otherwise specified in the Award Agreement).

         (e) Vesting of Restricted Stock. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the non-transferability of the Restricted Stock and the Company's right of repurchase or forfeiture shall lapse. Subsequent to such date or dates, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed "vested." The Committee at any time may accelerate such date or dates and otherwise waive or, subject to Section 13, amend any conditions of the Award.

         (f) Waiver, Deferral and Reinvestment of Dividends. The Restricted Stock Award Agreement may require or permit the immediate payment, waiver, deferral or investment of dividends paid on the Restricted Stock.

SECTION 9.       Unrestricted Stock Awards.

         The Committee may, in its sole discretion, grant (or sell at a purchase price determined by the Committee) to any employees of the Company or any Subsidiary shares of Stock free of any restrictions under the Plan ("Unrestricted Stock"). Shares of Unrestricted Stock may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration. Upon the request of an employee and at the discretion of the Committee, the Committee may grant an Unrestricted Stock Award to such employee in lieu of a cash bonus due to such employee pursuant to any other plan of the Company.

SECTION 10.      Performance Share Awards.

         (a) Nature of Performance Shares. A Performance Share Award is an award entitling the recipient to acquire shares of Stock upon the attainment of specified performance goals. The Committee may make Performance Share Awards independently of or in connection with the granting of any other Award under the Plan. Performance Share Awards may be granted under the Plan to any employees of the Company or any Subsidiary, including those who qualify for awards under other performance plans of the Company. The Committee in its sole discretion shall determine whether and to whom Performance Share Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the awarded Performance Shares; provided, however, that the Committee may rely on the performance goals and other standards applicable to other performance unit plans of the Company in setting the standards for Performance Share Awards under the Plan.

         (b) Award Agreement. A participant shall have no rights with respect to a Performance Share Award unless within 60 days of the grant of such Award, or such shorter period as the Committee may specify, the participant shall have accepted the Award by executing and delivering to the Company a Performance Share Award Agreement in such form as the Committee shall determine.

         (c) Restrictions on Transfer. Performance Share Awards and all rights with respect to such Awards may not be sold, assigned, transferred, pledged or otherwise encumbered.

         (d) Rights as a Shareholder. A participant receiving a Performance Share Award shall have the rights of a shareholder only as to shares actually received by the participant under the Plan and not with respect to shares subject to the Award but not actually received by the participant. A participant shall be entitled to receive a stock certificate evidencing the acquisition of shares of Stock under a Performance Share Award only upon satisfaction of all conditions specified in the Performance Share Award Agreement.

         (e) Termination. Except as may otherwise be provided by the Committee at any time prior to termination of employment, a participant's rights in all Performance Share Awards shall automatically terminate upon the participant's termination of employment by the Company and its Subsidiaries for any reason (including death, Disability, Normal Retirement and for Cause).

         (f) Acceleration, Waiver, Etc. At any time prior to the participant's termination of employment by the Company and its Subsidiaries, the Committee may in its sole discretion accelerate, waive or, subject to
Section 13, amend any or all of the goals, restrictions or conditions imposed under any Performance Share Award.

SECTION 11.      Tax Withholding.

         (a) Payment by Participant. Each participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of any Federal, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

         (b) Payment in Shares. A participant may elect to have such tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the participant with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due. With respect to any participant who is a director or officer of the Company within the meaning of Section 16(b) of the Act, the following additional restrictions shall apply:

                 (A) the election to satisfy tax withholding obligations relating to an Award in the manner permitted by this Section 11(b) shall be made either (1) during the period beginning on the third business day following the date of release of quarterly or annual summary statements of sales and earnings of the Company and ending on the twelfth business day following such date, (2) at least six months prior to the date as of which the receipt of such an Award first becomes a taxable event for Federal income tax purposes, or (3) incident to death, Normal Retirement, Disability or termination of employment;

                 (B)      such election shall be irrevocable;

                 (C) such election shall be subject to the consent or disapproval of the Committee; and

                 (D) such election shall not be made within six months of the date of grant of the Award.

SECTION 12.      Transfer, Leave of Absence, Etc.

         For purposes of the Plan, the following events shall not be deemed a termination of employment:

         (a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another;

                 (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee's right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

SECTION 13.      Amendments and Termination.

         The Board may at any time amend or discontinue the Plan and the Committee may at any time amend or cancel any outstanding Award (or provide substitute Awards at the same or reduced exercise or purchase price or with no exercise or purchase price, but such price, if any, must satisfy the requirements which would apply to the substitute or amended Award if it were then initially granted under this Plan) for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent. However, no such amendment, unless approved by the stockholders of the Company, shall be effective if it would cause the Plan to fail to satisfy the incentive stock option requirements of the Code, or cause transactions under the Plan to fail to satisfy the requirements of Rule 16b-3 or any successor rule under the Act as in effect on the date of such amendment, or to cause any member of the Committee to cease to be a Disinterested Person with respect to this Plan or any other plan of the Company.

SECTION 14.      Status of Plan.

         With respect to the portion of any Award which has not been exercised and any payments in cash, stock or other consideration not received by a participant, a participant shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company's obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the provision of the foregoing sentence.

SECTION 15.      Change of Control Provisions.

         Upon the occurrence of a Change of Control as defined in this Section
15:

         (a) Subject to the requirements of Section 6(a)(x) in the case of Incentive Stock Options, each Stock Option, Stock Appreciation Right and Performance Share Award shall automatically become fully exercisable unless the Committee shall otherwise expressly provide at the time of grant.

         (b) Restrictions and conditions on Awards of Restricted Stock shall automatically be deemed waived, and the recipients of such Awards shall become entitled to receipt of the Stock subject to such Awards.

         (c) To the extent Section 15(a) hereof is not applicable to any Stock Options, Stock Appreciation Rights or Performance Share Awards, the Committee may at any time prior to or after a Change of Control accelerate the exercisability of any Stock Options, Stock Appreciation Rights and Performance Share Awards to the extent it shall in its sole discretion determine.

         (d) "Change of Control" shall mean the occurrence of any one of the following events:

                 (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Act) becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities; or

                 (ii) persons who, as of February 26, 1992, constituted the Company's Board (the "Incumbent Board") cease for any reason, including without limitation as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to February 26, 1992 whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Plan, be considered a member of the Incumbent Board; or

                 (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation or other entity, other than (a) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

                 (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

SECTION 16.      General Provisions.

         (a) No Distribution, Compliance with Legal Requirements. The Committee may require each person acquiring shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

         No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange requirements have been satisfied. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

         (b)     Other Compensation Arrangements; No Employment Rights.
Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan does not confer upon any employee any right to continued employment with the Company or any Subsidiary.

SECTION 17.      Effective Date of Plan.

         The Plan shall become effective upon approval by the holders of a majority of the shares of capital stock of the Company present or represented and entitled to vote at a meeting of stockholders. Subject to such approval by the stockholders, and to the requirement that no Stock may be issued hereunder prior to such approval, Stock Options and other Awards may be granted hereunder on and after adoption of the Plan by the Board.

                                                             THIS IS YOUR PROXY.

                                                         YOUR VOTE IS IMPORTANT.


Whether or not you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.


                             NOTICE TO STOCKHOLDERS

Effective with the first quarter of fiscal 1996, Instron will no longer be producing and mailing quarterly reports. Instron is not alone in this decision. The Securities and Exchange Commission does not require companies to issue such reports and there is a growing number of public companies that are either considering discontinuing quarterly reports or have already done so. This is being done primarily because the value of a quarterly report does not justify its cost. The Corporation's quarterly results can be easily accessed via print and electronic media almost immediately after earnings are announced, whereas quarterly reports may take six to eight weeks to reach the stockholder.

Anyone without alternative methods of receiving this information can request that an earnings press release be mailed to them by calling Instron toll free at
(800) 877-6674, extension 5268.




                                   DETACH HERE                          INS 3


                               INSTRON CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P
R         The undersigned hereby constitutes and appoints James M. McConnell,
O    Linton A. Moulding and John R. Barrett, and each of them, as proxies with
X    full power to appoint his substitute and authorizes each of them to
Y represent and to vote all shares of Common Stock of Instron Corporation held of record by the undersigned at the close of business on March 29, 1996, at the Annual Meeting of Stockholders of Instron Corporation to be held at the Bank of Boston, 150 Royall Street, Canton, Massachusetts, on Wednesday, May 15, 1996, at 10:00 a.m. (local time), and at any adjournments or postponements thereof.

          WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF THIS PROXY IS PROPERLY EXECUTED AND NO CHOICE IS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER(S) WITH RESPECT TO ANY MATTER, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS WITH RESPECT TO SUCH MATTER. THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE THREE NOMINEES OF THE BOARD OF DIRECTORS LISTED IN PROPOSAL 1, A VOTE "FOR" THE AMENDMENT TO INSTRON CORPORATION'S 1992 STOCK INCENTIVE PLAN DESCRIBED
     IN PROPOSAL 2 AND A VOTE "AGAINST" EACH OF THE STOCKHOLDER PROPOSALS DESCRIBED IN PROPOSALS 3 AND 4. A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS NEED ONLY SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE.

            The undersigned hereby acknowledges receipt of the Notice and Proxy Statement for the 1996 Annual Meeting of Stockholders and hereby revokes any proxy or proxies heretofore given.


             CONTINUED AN TO BE SIGNED AND DATED ON REVERSE SIDE

                                                             -------------
                                                              SEE REVERSE
                                                                 SIDE
                                                             -------------

                                   DETACH HERE                          INS 2


/ X / Please mark
      votes as in
      this example.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1 BELOW.

      1. ELECTION OF A CLASS OF THREE DIRECTORS

      NOMINEES: George S. Burr, Nicholas J. Grant, and John W. Lacey

              FOR    /  /           /  / WITHHELD
              ALL                        FROM ALL
            NOMINEES                     NOMINEES


                                                      MARK HERE
                                                      FOR ADDRESS
                                                      CHANGE AND
      /  /                                            NOTE BELOW   /  /
      --------------------------------------------
      For all nominees except vote withheld from the nominee(s) set forth above

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
      PROPOSAL 2.

      2. AMENDMENT TO 1992 STOCK                  FOR   AGAINST     ABSTAIN
         INCENTIVE PLAN                           / /     / /         / /


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
      PROPOSALS 3 AND 4.

      3. STOCKHOLDER PROPOSAL                     FOR   AGAINST     ABSTAIN
         CONCERNING EMPLOYEE                      / /     / /         / /
         COMPENSATION ARRANGEMENTS

      4. STOCKHOLDER PROPOSAL                     / /     / /         / /
         CONCERNING NON-EMPLOYEE
         DIRECTOR COMPENSATION

      5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

       Where there is more than one holder, each should sign.

       When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such.

       If executed by a corporation, the proxy should be signed by a duly authorized person, stating title or authority.

       PLEASE SIGN NAME EXACTLY AS SHOWN.


Signature:             Date:            Signature:               Date:
         --------------     -----------          --------------      -----------

                                         THIS IS YOUR VOTING INSTRUCTION CARD.

                                                       YOUR VOTE IS IMPORTANT.



                             NOTICE TO STOCKHOLDERS

Effective with the first quarter of fiscal 1996, Instron will no longer be producing and mailing quarterly reports. Instron is not alone in this decision. The Securities and Exchange Commission does not require companies to issue such reports and there is a growing number of public companies that are either considering discontinuing quarterly reports or have already done so. This is being done primarily because the value of a quarterly report does not justify its cost. The Corporation's quarterly results can be easily accessed via print and electronic media almost immediately after earnings are announced, whereas quarterly reports may take six to eight weeks to reach the stockholder.

Anyone without alternative methods of receiving this information can request that an earnings press release be mailed to them by calling Instron toll free at
(800) 877-6674, extension 5268.






                                   DETACH HERE                          INS 3


                               INSTRON CORPORATION

                  THIS VOTING INSTRUCTION CARD IS SOLICITED ON
                        BEHALF OF THE BOARD OF DIRECTORS

        The undersigned instructs the VANGUARD FIDUCIARY TRUST COMPANY, as Trustee under the Instron Corporation Savings and Security Plan Trust (the "Plan") to vote (in person or by proxy) all shares of Common Stock of Instron Corporation for which the undersigned has voting rights under the Plan at the close of business on March 29, 1996 (the "Shares") at the Annual Meeting of Stockholders of Instron Corporation to be held at the Bank of Boston, 150 Royall Street, Canton, Massachusetts, on Wednesday, May 15, 1996, at 10:00 a.m. (local time), and at any adjournments or postponements thereof.

        WHEN THIS CARD IS PROPERLY EXECUTED, THE SHARES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PARTICIPANT. IF THIS VOTING INSTRUCTION CARD IS PROPERLY EXECUTED AND NO CHOICE IS SPECIFIED BY THE UNDERSIGNED PARTICIPANT WITH RESPECT TO ANY MATTER, THE SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS WITH RESPECT TO SUCH MATTER. THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF THE THREE NOMINEES OF THE BOARD OF DIRECTORS LISTED IN PROPOSAL 1, A VOTE "FOR" THE AMENDMENT TO INSTRON CORPORATION'S 1992 STOCK INCENTIVE PLAN DESCRIBED IN PROPOSAL 2 AND A VOTE "AGAINST" EACH OF THE STOCKHOLDER PROPOSALS DESCRIBED IN PROPOSALS 3 AND 4. A PARTICIPANT WISHING TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS NEED ONLY SIGN AND DATE THIS VOTING INSTRUCTION CARD ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE.

        The undersigned hereby acknowledges receipt of the Notice and Proxy Statement for the 1996 Annual Meeting of Stockholders and hereby revokes any voting instructions heretofore given.


             CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

                                                             -------------
                                                              SEE REVERSE
                                                                 SIDE
                                                             -------------

                                   DETACH HERE                          IN2 1





/ X / Please mark
      votes as in
      this example.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN PROPOSAL 1 BELOW.

      1. ELECTION OF A CLASS OF THREE DIRECTORS

      NOMINEES: George S. Burr, Nicholas J. Grant, and John W. Lacey

              FOR    /  /           /  / WITHHELD
              ALL                        FROM ALL
            NOMINEES                     NOMINEES


                                                      MARK HERE
                                                      FOR ADDRESS
                                                      CHANGE AND
      /  /                                            NOTE BELOW   /  /
      -----------------------------------------------
      For all nominees except vote withheld from the nominee(s) set forth above

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
      PROPOSAL 2.

      2. AMENDMENT TO 1992 STOCK                  FOR   AGAINST     ABSTAIN
         INCENTIVE PLAN                           / /     / /         / /


      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST
      PROPOSALS 3 AND 4.

      3. STOCKHOLDER PROPOSAL                     FOR   AGAINST     ABSTAIN
         CONCERNING EMPLOYEE                      / /     / /         / /
         COMPENSATION ARRANGEMENTS

      4. STOCKHOLDER PROPOSAL                     / /     / /         / /
         CONCERNING NON-EMPLOYEE
         DIRECTOR COMPENSATION


      5. In its discretion, the Trustee is authorized to vote (in person or by proxy) upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

       PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.

       PLEASE SIGN NAME EXACTLY AS SHOWN.



Signature:             Date:            Signature:               Date:
          -------------     -----------           --------------      ----------